Exhibit 99.1

NEWS RELEASE

RLI Corp.

9025 N. Lindbergh Dr. ½ Peoria, IL 61615-1499

Phone: 309-692-1000 ½ Fax: 309-692-1068

www.rlicorp.com

FOR IMMEDIATE RELEASE

CONTACT: Aaron Jacoby

(309) 693-5880

Aaron_Jacoby@rlicorp.com
www.rlicorp.com

RLI sets earnings records

PEORIA, ILLINOIS, April 14, 2005 — RLI Corp. (NYSE: RLI) – RLI Corp. announced first quarter net earnings of $29.3 million ($1.12 per diluted share), which were 73% better than the $16.9 million ($0.65 per diluted share) reported in the same quarter last year. Quarterly operating earnings of $27.4 million ($1.05 per share) were a 78% improvement over last year’s $15.4 million ($0.59 per share) result. Both the per-share and total dollar results set quarterly net and operating earnings records.

The quarter’s results include certain favorable developments from prior year loss reserves. During the quarter, positive development on prior accident year casualty loss reserves resulted in additional earnings of $9.1 million, or $0.23 per share. Additionally, losses related to the four Florida and Southeast U.S. hurricanes did not develop as expected, improving the first quarter’s pretax results by $3.8 million (affecting casualty by $2.8 million and property by $1.0 million), or $0.10 per share. These developments include bonus-related accruals which affected other insurance and general corporate expenses.

During the quarter, shareholders’ equity grew 1%, to $631.3 million; book value per share was $24.83, up 1%; assets rose by 2%, to $2.5 billion.

All segments report profitable underwriting

RLI reported a first quarter underwriting profit of $26.4 million on a 78.8 net GAAP combined ratio versus the $10.8 million gain on a 91.5 combined ratio for the same period last year. Casualty recorded an 80.5 combined ratio. Prior to the reserve changes noted above, the casualty segment would have produced a 93.7 combined ratio. The property segment improved nearly seven points to register a 61.8 combined ratio. The surety segment recorded a 94.5 combined ratio.

Net premiums earned were down 1% in the quarter, to $124.0 million. Consolidated revenue of $141.6 million was up 1%. Gross premiums written of $166.1 million were down 9% for the quarter. Through three months, segment performance included an increase in surety gross premiums of 7%, a rise in casualty writings of 1%, and a 37% reduction in property business.

“During the first quarter, discipline ruled the day,” said RLI Corp. President & CEO Jonathan E. Michael. “The marketplace is continuing to soften in many coverage areas, which places additional value on underwriting selection to produce profits. Our underwriters excelled by delivering profitable results in all three business segments.

“Our surety segment showed significant progress, reflecting both new business opportunities and the effect of revised underwriting controls. As expected, casualty business was relatively flat, yet continued to be profitable. Our property business is down due to marketplace conditions in several coverages as well as a reduced presence in the construction marketplace.”

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April 14, 2005
RLI Corp. News Release

Investment income

Investment income for the first quarter reached $14.6 million, a 19% increase over the same period last year due to the strength of cash flows.

Due to the declining stock market and rising interest rates, the company’s consolidated investment portfolio’s total return for the quarter was a loss of 0.5%. The equity portfolio’s loss was 0.9% and the bond portfolio’s loss was 0.5%.

Comprehensive earnings, which include after-tax unrealized gains/losses from the investment portfolio, were $11.8 million for the quarter, or $0.45 per share.

Other quarterly news

During the quarter, RLI announced the opening of a marine insurance division in New York City. The new division will focus on marine classes of cargo, hull, protection and indemnity, primary and excess liabilities, yachts and other marine coverages. The division plans to have a presence in several other current RLI offices.

In early February, the company marked the beginning of its 30th consecutive year of cash payments to shareholders by declaring a $0.14 per share dividend. Over the last five years, the company’s quarterly dividend has grown by an average of 14.9% per year and 11.3% per year over the past decade. Mergent’s Dividend Achievers currently ranks RLI 191st among 11,000 public companies for 10-year average dividend growth rate.

At 3:15 p.m. CDT today, April 14, RLI management will hold a conference call to discuss quarterly results with insurance industry analysts. Interested parties may listen to the discussion through the Internet at RLI’s website, www.rlicorp.com.

Except for historical information, this news release may include forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) which are subject to certain risk factors that could cause actual results to differ materially. Various risk factors that could affect future results are listed in the company’s filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2004.

RLI, a specialty insurance company celebrating its 40th anniversary in 2005, offers a diversified portfolio of property and casualty coverages and surety bonds serving “niche” or underserved markets. RLI operates in all 50 states from 18 office locations. The company’s talented associates have delivered underwriting profits in 24 of the last 28 years, including the last nine. RLI’s insurance subsidiaries – RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company – are rated A+ “Superior” by A.M. Best Company and A+ “Strong” by Standard & Poor’s.

For additional information, contact RLI Vice President, Corporate Development Aaron Jacoby at (309) 693-5880 or at aaron_jacoby@rlicorp.com.or visit our website at www.rlicorp.com.

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April 14, 2005

RLI Corp. News Release

RLI CORP.

2005 FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2005	2004	% Change
SUMMARIZED INCOME STATEMENT DATA:
Net premiums earned	$124,040	$125,898	-1.5%
Net investment income	14,612	12,315	18.7%
Net realized investment gains	2,984	2,436	22.5%
Consolidated revenue	141,636	140,649	0.7%

Loss and settlement expenses	56,519	75,231	-24.9%
Policy acquisition costs	31,864	32,795	-2.8%
Other insurance expenses	9,258	7,052	31.3%
Interest expense on debt	1,810	1,740	4.0%
General corporate expenses	1,904	1,285	48.2%
Total expenses	101,355	118,103	-14.2%

Equity in earnings of unconsolidated investees	1,259	1,234	2.0%

Earnings before income taxes	41,540	23,780	74.7%
Income tax expense	12,233	6,837	78.9%
Net Earnings	$29,307	$16,943	73.0%

Other comprehensive earnings (loss), net of tax	(17,517)	7,587	-330.9%
Comprehensive earnings	$11,790	$24,530	-51.9%

Operating Earnings:(1)
Net Earnings	$29,307	$16,943	73.0%
Less: Realized investment gains, net of tax	1,940	1,583	22.6%
Operating earnings	$27,367	$15,360	78.2%

Return on Equity:
Net earnings (trailing four quarters)	14.3%	14.0%
Comprehensive earnings (trailing four quarters)	11.5%	21.4%

Per Share Data

Diluted:
Weighted average shares outstanding (in 000’s)	26,213	26,118

EPS from operations (1)	$1.05	$0.59	78.0%
Realized gains, net of tax	0.07	0.06	16.7%
Net earnings per share	$1.12	$0.65	72.3%
Comprehensive earnings per share	$0.45	$0.94	-52.1%

Cash dividends per share	$0.14	$0.11	27.3%

(1)                   Net operating earnings and EPS from operations consist of our net earnings reduced by after-tax realized investment gains/losses.  This measure is useful in gauging our core operating performance across reporting periods, but may not be comparable to the definition of operating earnings used by all companies.

April 14, 2005
RLI Corp. News Release

RLI CORP.

2005 FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2005	2004	% Change
Total Gross Revenues
Gross premiums written	$166,135	182,912	-9.2%
Net investment income	14,612	12,315	18.7%
Net realized investment gains	2,984	2,436	22.5%
Total	$183,731	$197,663	-7.0%

Net Cash Flow from Operations	$31,015	$33,017	-6.1%

	March 31, 2005	December 31, 2004	% Change
SUMMARIZED BALANCE SHEET DATA:
Fixed income and short-term investments
(amortized cost - $1,263,151 at 3/31/05)
(amortized cost - $1,237,843 at 12/31/04)	$1,260,343	$1,253,843	0.5%
Equity securities
(cost - $178,527 at 3/31/05)
(cost - $169,479 at 12/31/04)	317,140	315,875	0.4%
Total investments	1,577,483	1,569,718	0.5%

Premiums and reinsurance balances receivable	139,088	146,667	-5.2%
Ceded unearned premiums	97,074	101,446	-4.3%
Reinsurance recoverable on unpaid losses	520,219	464,180	12.1%
Deferred acquisition costs	65,142	67,146	-3.0%
Property and equipment	18,999	18,335	3.6%
Investment in unconsolidated investees	44,541	43,398	2.6%
Goodwill	26,214	26,214	0.0%
Other assets	30,876	31,671	-2.5%
Total assets	$2,519,636	$2,468,775	2.1%

Unpaid losses and settlement expenses	1,198,741	1,132,599	5.8%
Unearned premiums	349,581	367,205	-4.8%
Reinsurance balances payable	76,815	78,062	-1.6%
Short-term debt	46,946	46,839	0.2%
Long-term debt - bonds payable	100,000	100,000	0.0%
Income taxes - deferred	29,433	38,966	-24.5%
Other liabilities	86,780	81,443	6.6%
Total liabilities	1,888,296	1,845,114	2.3%
Shareholders’ equity	631,340	623,661	1.2%
Total liabilities & shareholders’ equity	$2,519,636	$2,468,775	2.1%

Common shares outstanding (in 000’s)	25,430	25,316

Book Value per share	$24.83	$24.64	0.8%
Closing stock price per share	$41.45	$41.57	-0.3%

Statutory Surplus	$630,070	$605,967	4.0%

April 14, 2005

RLI Corp. News Release

RLI CORP.

2005 FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

UNDERWRITING SEGMENT DATA

(in thousands)

	Property	GAAP Ratios	Surety	GAAP Ratios	Casualty	GAAP Ratios	Total	GAAP Ratios

Three Months Ended March 31, 2005

Gross premium written	$31,519		$13,772		$120,844		$166,135
Net premium written	15,141		12,778		82,869		110,788
Net premium earned	21,133		12,300		90,607		124,040
Net loss & settlement expenses	6,281	29.7%	4,032	32.8%	46,206	51.0%	56,519	45.6%
Net operating expenses	6,791	32.1%	7,584	61.7%	26,747	29.5%	41,122	33.2%
Underwriting income(loss)	$8,061	61.8%	$684	94.5%	$17,654	80.5%	$26,399	78.8%

2004
Gross premium written	$49,819		$12,922		$120,171		$182,912
Net premium written	24,247		11,734		87,185		123,166
Net premium earned	25,382		11,429		89,087		125,898
Net loss & settlement expenses	8,171	32.2%	4,420	38.7%	62,640	70.3%	75,231	59.8%
Net operating expenses	9,266	36.5%	7,035	61.6%	23,546	26.4%	39,847	31.7%
Underwriting income(loss)	$7,945	68.7%	$(26)	100.3%	$2,901	96.7%	$10,820	91.5%